Exhibit 15.1

[Letterhead of King & Wood Mallesons]

October 10, 2012

Agria Corporation
Room 1206, Huantai Building
12, Zhongguancun South Street
Haidian District
Beijing 100081
People's Republic of China

Ladies and Gentlemen:

We hereby consent to the use of our name under the caption “Regulation” included in the Annual Report on Form 20-F for the year ended June 30, 2012, originally filed by Agria Corporation on October 10, 2012, with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ King & Wood Mallesons

King & Wood Mallesons